ADDENDUM TO

INVESTMENT MANAGEMENT AGREEMENT

This Addendum dated June 1, 2011, is to the Investment Management Agreement made as of May 1, 2008 and amended July 1, 2010, (the “Agreement”) by and between Franklin Mutual Series Funds, a Delaware statutory trust (the “Trust”), on behalf of Mutual Global Discovery Fund (the “Fund”), series of the Trust and Franklin Mutual Advisers, LLC, (the “Adviser”), a Delaware limited liability company.

WHEREAS, both the Adviser and the Trust wish to revise the investment management fee schedule of the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following addendum at a meeting on May 17, 2011.

            NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          A.           For purposes of calculating such fee, the value of the net assets of the Fund shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of the Fund’s shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information.  The annual rate of the management fee shall be as follows:

0.80% of the value of net assets up to and including $4 billion;

0.77% of the value of net assets over $4 billion up to and including $7 billion;

0.75% of the value of net assets over $7 billion up to and including $10 billion;

0.73% of the value of net assets over $10 billion up to and including $13 billion;

0.71% of the value of net assets over $13 billion up to and including $16 billion;

0.69% of the value of net assets over $16 billion up to and including $19 billion;

0.67% of the value of net assets over $19 billion up to and including $22 billion; and

0.65% of the value of net assets in excess of $22 billion.

Addendum to IMA Mutual Global Discovery 6-1-11

IN WITNESS WHEREOF, this Addendum has been executed on behalf of each party as of the date set forth above.

FRANKLIN MUTUAL SERIES FUNDS

on behalf of Mutual Global Discovery Fund

By:    /s/ Steven J. Gray

Steven J. Gray

Title:     Vice President and Secretary

FRANKLIN MUTUAL ADVISERS, LLC

By:   /s/ Peter A. Langerman

Peter A. Langerman

Title:     President and Chief Executive Officer